Exhibit 99.1

Contact:

Scott Solomon

Senior Vice President

Sharon Merrill Associates

(617) 542-5300

ALOT@investorrelations.com

AstroNova Announces Financial Results for the

First Quarter of Fiscal 2021

First-Quarter Fiscal 2021 Summary

•	Bookings of $31.2 million

•	Backlog of $25.9 million

•	Revenue of $30.9 million

•	Operating income of $0.7 million

•	Earnings per diluted share of $0.06

West Warwick, R.I. – June 11, 2020 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today announced financial results for the fiscal 2021 first quarter ended May 2, 2020.

CEO Commentary

“Our performance improved from the fourth quarter of fiscal 2020 due to actions taken that reduced costs and realigned priorities. However, the broad economic disruption caused by the COVID-19 pandemic added additional constraints and weighed on our first-quarter financial performance,” said Greg Woods, AstroNova’s President and Chief Executive Officer. “The pandemic impact has been particularly acute in the Aerospace portion of our Test & Measurement segment. Despite the challenging conditions, our global team is doing an outstanding job supporting our customers throughout this pandemic. At AstroNova facilities around the world, we have maintained production while keeping the health and safety of our employees, customers, suppliers and communities at the forefront of our attention. The early actions we took to shift a significant number of our global team to working remotely while enhancing our cleaning and protection procedures at our production facilities have proven to be successful.

“In our Product Identification segment, which relies heavily on tradeshow participation, in-person sales calls and product demos, we’ve had to adapt, at least temporarily, to a new normal,” Woods said. “Our marketing team has done a good job on that front, enhancing our e-commerce and virtual demo initiatives with the creation of the recently launched new Product Identification website.

“In the first quarter, the Product Identification supplies portion of our business performed well and accounted for approximately 62% of total revenue compared with approximately 55% in the prior-year period,” Woods said. “In certain end markets, such as cleaning and sanitation, as well as chemical and medical supplies, demand was particularly strong from both new and existing customers. We expect a gradual improvement in printer sales beginning in the second half of the fiscal year as more businesses reopen and our sales teams can resume onsite customer visits.

“In our Test and Measurement segment, our Aerospace business remains heavily impacted by the 737 MAX production halt and the COVID-19 crisis, which has dramatically reduced air travel,” Woods said. “While airline travel appears to have bottomed, the pace and timing of recovery remains uncertain. One recent positive sign is the restart of the 737 MAX assembly line at the end of May. This bodes well for the longer-term and we still expect the 737 MAX to be highly successful, but current production plans call for what will likely be a prolonged recovery.

Business Outlook

“As disclosed last month, in order to better position the Company in these unprecedented times, we applied for and received a $4.4 million Payroll Protection Program loan and suspended the Company’s dividend. In addition, we continue to take steps to mitigate the financial impact of COVID-19 on our business while preserving liquidity,” Woods said. “These include ongoing cost-reduction measures in response to lower demand forecasts, especially in aerospace markets. Based on the current environment, we expect our results in the second quarter of FY 2021 to be weaker than the first quarter. However, we see early evidence of improving business investment and travel trends that could lead to better results in the second half of the year.”

Q1 FY 2021 Operating Segment Results

Product Identification segment revenue in the first quarter of fiscal 2021 was $22.4 million, compared with $23.6 million in the prior-year period. Segment operating income improved to $3.1 million, or 14.1% of revenue, from $2.9 million, or 12.2% of revenue, in the prior year, primarily reflecting a higher percentage of supplies revenue in the fiscal 2021 period.

Test & Measurement segment revenue in the first quarter of fiscal 2021 was $8.5 million, compared with $12.6 million in the same period of fiscal 2020, primarily due to the continued grounding of the Boeing 737 MAX and demand weakness in the Aerospace industry related to COVID-19. The Test & Measurement segment recorded an operating loss of $0.2 million, or negative 1.8% of revenue, compared with segment operating income of $2.6 million, or 20.5% of revenue, in the comparable period of fiscal 2020.

Q1 FY 2021 Results Summary

Revenue totaled $30.9 million in the first quarter of fiscal 2021, compared with $36.2 million in the year-earlier period.

Gross profit in the first quarter of fiscal 2021 was $10.9 million, or 35.1% of revenue, compared with $14.2 million, or 39.4% of revenue, in the same period of fiscal 2020. The decrease reflected lower revenue and less favorable product mix in the 2021 period, primarily in the Test & Measurement segment.

Operating expenses for the fiscal 2021 first quarter totaled $10.2 million, down approximately 13% compared with $11.8 million in the first quarter fiscal 2020.

Net income for the first quarter was $432,000, or $0.06 per diluted share, compared with net income of $1.7 million, or $0.23 per diluted share, for the first quarter of fiscal 2020.

First-quarter fiscal 2021 bookings were $31.2 million compared with $38.5 million in the first quarter of fiscal 2020.

Backlog at May 2, 2020 was $25.9 million versus $27.0 million at the end of the fiscal 2020 first quarter.

First-Quarter Fiscal 2021 Conference Call

AstroNova will discuss its first-quarter fiscal 2021 financial results in an investor conference call at 9:00 a.m. ET today. To participate on the conference call, please dial (800) 353-6461 (U.S. and Canada) or (334) 323-0501 (International) approximately 10 minutes prior to the start time and enter confirmation code 3865003.

You can hear a replay of the conference call from 12:00 p.m. ET Thursday, June 11, 2020 until 12:00 p.m. ET on Thursday, June 18, 2020 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International). The passcode is 3865003. A real-time and an archived audio webcast of the call will be available through the “Investors” section of the AstroNova website, https://investors.astronovainc.com.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes, and services a broad range of products that acquire, store, analyze, and present data in multiple formats.

The Product Identification segment offers a complete line-up of labeling hardware and supplies allowing customers to mark, track, and enhance the appearance of their products. The segment is comprised of three business units: QuickLabel®, the industry leader in tabletop digital color label printing; TrojanLabel®, an innovative leader for professional label presses; and GetLabels™, the premier supplier of label materials, inks, toners, ribbons, and adhesives, all compatible with the major printer brands. Supported by AstroNova’s customer application experts and technology leadership in printing, material science, and high-speed data processing, customers benefit from an optimized, “total solution” approach.

The Test and Measurement segment includes the AstroNova Aerospace business unit, which designs and manufactures flight deck printers, networking hardware, and related accessories serving the world’s aerospace and defense industries with proven advanced airborne technology solutions for the cockpit and the cabin; and the Test and Measurement business unit, which offers a suite of products and services that acquire, record, and analyze electronic signal data from local and networked sensors.

AstroNova is a member of the Russell 3000® Index, the Russell 2000® Index, the Russell Microcap® Index, and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the Company’s anticipated performance, the effect of the grounding of the 737 MAX, and the impact of the COVID-19 outbreak, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

ASTRONOVA, INC.

Condensed Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three Months Ended
	May 2, 2020	May 4, 2019
Net Revenue	$30,919	$36,181

Cost of Revenue	20,064	21,942
Gross Profit	10,855	14,239
	35.1%	39.4%
Operating Expenses:
Selling & Marketing	5,925	6,765
Research & Development	1,940	2,007
General & Administrative	2,327	2,999

	10,192	11,771

Operating Income	663	2,468
	2.1%	6.8%

Other Income, Net	(349)	(368)

Income Before Taxes	314	2,100
Income Tax Provision	(118)	400

Net Income	$432	$1,700

Net Income per Common Share - Basic	$0.06	$0.24

Net Income per Common Share - Diluted	$0.06	$0.23

Weighted Average Number of Common Shares - Basic	7,073	6,971
Weighted Average Number of Common Shares - Diluted	7,105	7,248

ASTRONOVA, INC.

Balance Sheet

In Thousands

(Unaudited)

	May 2, 2020	January 31, 2020
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$11,091	$4,249
Accounts Receivable, net	18,473	19,784
Inventories, net	32,557	33,925
Prepaid Expenses and Other Current Assets	2,489	2,193

Total Current Assets	64,610	60,151

PROPERTY, PLANT AND EQUIPMENT	48,621	48,046
Less Accumulated Depreciation	(37,244)	(36,778)

Property, Plant and Equipment, net	11,377	11,268
OTHER ASSETS
Intangible Assets, net	24,328	25,383
Goodwill	11,988	12,034
Deferred Tax Assets	5,073	5,079
Right of Use Asset	1,553	1,661
Other Assets	1,071	1,088

TOTAL ASSETS	$120,000	$116,664

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$4,282	$4,409
Accrued Compensation	2,893	2,700
Other Liabilities and Accrued Expenses	3,697	4,711
Revolving Credit Facility	11,500	6,500
Current Portion of Long-Term Debt	6,602	5,208
Current Portion of Royalty Obligation	2,000	2,000
Current Liability – Excess Royalty Payment Due	586	773
Deferred Revenue	375	466

Total Current Liabilities	31,935	26,767
NON CURRENT LIABILITIES
Long-Term Debt, net of current portion	6,334	7,715
Royalty Obligation, net of current portion	7,550	8,012
Lease Liability, net of current portion	1,199	1,279
Deferred Tax Liabilities	378	435
Other Long Term Liabilities	1,042	1,081

TOTAL LIABILITIES	48,438	45,289
SHAREHOLDERS’ EQUITY

Common Stock	518	517
Additional Paid-in Capital	56,656	56,130
Retained Earnings	49,233	49,298
Treasury Stock	(33,531)	(33,477)
Accumulated Other Comprehensive Loss, net of tax	(1,314)	(1,093)

TOTAL SHAREHOLDERS’ EQUITY	71,562	71,375

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$120,000	$116,664

ASTRONOVA, INC.

Revenue and Segment Operating Profit

In Thousands

(Unaudited)

	Three Months Ended
	Revenue		Segment Operating Profit
	May 2, 2020	May 4, 2019	May 2, 2020	May 4, 2019
Product Identification	$22,380	$23,591	$3,146	$2,886
T&M	8,539	12,590	(156)	2,581

Total	$30,919	$36,181	2,990	5,467

Corporate Expenses			2,327	2,999

Operating Income			663	2,468
Other Expense-Net			(349)	(368)

Income Before Income Taxes			314	2,100
Income Tax Provision			(118)	400

Net Income			$432	$1,700